Filed pursuant to Rule 424(b)(3)

Registration No. 333-266101

PROSPECTUS SUPPLEMENT NO. 6

(to the Prospectus dated September 22, 2022)

Polestar Automotive Holding UK PLC

UP TO 2,203,977,609 CLASS A ADSs,

UP TO 24,999,965 CLASS A ADSs ISSUABLE UPON

CONVERSION OF CLASS C ADSs AND

UP TO 9,000,000 CLASS C-2 ADSs

This prospectus supplement (this “Supplement No. 6”) is part of the prospectus of Polestar Automotive Holding UK PLC (the “Company”), dated September 22, 2022 (the “Prospectus”), which forms a part of the Company’s registration statement on Form F-1 (Registration No. 333-266101), related to the offer and sale from time to time by the selling securityholders named in the Prospectus of up to (a) 2,228,977,574 Class A ADSs and (b) 9,000,000 Class C-2 ADSs. This Supplement No. 6 supplements, modifies or supersedes certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 6. Except to the extent that the information in this Supplement No. 6 modifies or supersedes the information contained in the Prospectus, this Supplement No. 6 should be read, and will be delivered, with the Prospectus. This Supplement No. 6 is not complete without, and may not be utilized except in connection with, the Prospectus.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

The purpose of this Supplement No. 6 is, in connection with the liquidation of Parent and the subsequent distribution of the securities held by Parent to its shareholders, to amend the information set forth in the table under the heading “Selling Securityholders” in the Prospectus as follows:

Addition of the following line items and related footnotes below:

	Securities Beneficially Owned Prior to This Offering			Securities to be Sold in This Offering			Securities Beneficially Owned After This Offering
Name of Selling	Class A ADS	Class B ADS	Class C ADS	Class A ADS		Class C ADS	Class A ADS	%	Class C ADS	%
Snita Holding BV(36)	1,018,792,462	814,219,838	—	1,097,084,054	(45)	—	—	—	—	—
Northpole GLY 1 LP(46)	21,862,507	—	—	23,647,722	(47)	—	—	—	—	—
GLY New Mobility 1. LP(48)	13,664,063	—	—	14,779,822	(49)	—	—	—	—	—
Zibo Financial Holding Group Co. Ltd. (淄博市财金控股集团有限公司)(50)	19,129,693	—	—	20,691,756	(51)	—	—	—	—	—
PSD Investment Limited(52)	828,013,737	828,013,737	—	895,626,403	(53)	—	—	—	—	—
Zibo High-Tech Industrial Investment Co., Ltd. (淄博高新产业投资有限公司) (54)	19,129,693	—	—	20,691,756	(55)	—	—	—	—	—
Chongqing Chengxing Equity Investment Fund Partnership (重庆承星股权投资基金合伙企业有限合伙) (56)	76,518,769	—	—	82,767,020	(57)	—	—	—	—	—

(36)

Consists of (a) 58,882,610 Class A ADSs issued upon conversion of the Volvo Cars Preference Subscription Shares and 1,117,390 Class A ADSs issued to this Securityholder pursuant to the Volvo Cars PIPE Subscription Agreement, and (b) 958,792,462 Class A ADSs (including 814,219,838 Class A ADSs issuable to Snita assuming Snita elects to convert the 814,219,838 Class B ADSs it holds into Class A ADSs) and 814,219,838 Class B ADSs transferred to Snita in connection with the liquidation of Parent. (i) Snita is 100% owned by Volvo Car Corporation (“Volvo Cars”), (ii) Volvo Cars is 100% owned by Volvo Car AB (“VCAB”), (iii) VCAB is approximately 82% owned by Geely Sweden Holdings AB (“Geely Sweden”) and approximately 18% owned by stock exchange investors, (iv) Geely Sweden is 100% owned by Shanghai Geely, (v) Shanghai Geely is 60.96% owned by Beijing Geely Wanyuan and 39.04% owned by Geely, (vi) Beijing Geely Wanyuan is 100% owned by Beijing Geely Kaisheng, (vii) Beijing Geely Kaisheng is 100% owned by Geely, and (viii) Geely is 91.9% owned by Shufu Li. Since voting and dispositive decisions with respect to the securities held by Snita are ultimately made by Li Shufu, he is deemed to have beneficial ownership over the securities held by Snita. Li Shufu disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. The business address of this Selling Securityholder is Stationsweg 2, Beesd, 4153 RD, Netherlands. The business address of Li Shufu is Room 303, Building 12, No. 980 Mingzhou Road, Xinqi Street, Beilun District, Ningbo, Zhejiang, China.

(45)

Assumes (i) the issuance of 66,486,305 Earn Out Class B Shares and 11,805,287 Earn Out Class A Shares to this Selling Securityholder and (ii) the conversion of all Class B ADSs held by this Selling Securityholder after such earn out share issuances to Class A ADSs.

(46)

Consists of 21,862,507 Class A ADSs issued to Northpole GLY 1 LP in connection with the liquidation of Parent. Northpole GLY 1 LP is managed by Northpole GLY GPl, its General Partner. Geely Financials International Limited (“Geely Financials”) owns approximately 86.0% of GLy Capital Management Partners (Cayman) Limited, which controls Northpole GLY GPI. (i) Geely Financials is 100% owned by Geely Sweden, (ii) Geely Sweden is 100% owned by Shanghai Geely Zhaoyuan International Investment Co., Ltd (“Shanghai Geely”), (iii) Shanghai Geely is 60.96% owned by Beijing Geely Wanyuan International Investment Co. Ltd (“Beijing Geely Wanyuan”) and 39.04% owned by Geely, (iv) Beijing Geely Wanyuan is 100% owned by Beijing Geely Kaisheng International Investment Co., Ltd. (“Beijing Geely Kaisheng”), (v) Beijing Geely Kaisheng is 100% owned by Zhejiang Geely, and (vi) Geely is 91.9% owned by Shufu Li. Therefore, Shufu Li is deemed to have voting and dispositive power with respect to the Class A ADSs directly held by Northpole GLY 1 LP. Shufu Li disclaims any beneficial ownership of the securities reported by Northpole GLY 1 LP other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of this Selling Securityholder is 12F H Code, 45 Pottinger St, Central, Hong Kong. The business address of Li Shufu is Room 303, Building 12, No. 980 Mingzhou Road, Xinqi Street, Beilun District, Ningbo, Zhejiang, China.

(47)	Assumes the issuance of 1,785,215 Earn Out Class A Shares to this Selling Securityholder.
(48)

Consists of 13,664,063 Class A ADSs issued to GLY New Mobility 1. LP in connection with the liquidation of Parent. GLY New Mobility 1. LP is managed by GLY New Mobility GPl, its General Partner. Geely Financials International Limited (“Geely Financials”) owns approximately 86.0% of GLy Capital Management Partners (Cayman) Limited, which controls GLY New Mobility GPl. (i) Geely Financials is 100% owned by Geely Sweden, (ii) Geely Sweden is 100% owned by Shanghai Geely Zhaoyuan International Investment Co., Ltd (“Shanghai Geely”), (iii) Shanghai Geely is 60.96% owned by Beijing Geely Wanyuan International Investment Co. Ltd (“Beijing Geely Wanyuan”) and 39.04% owned by Geely, (iv) Beijing Geely Wanyuan is 100% owned by Beijing Geely Kaisheng International Investment Co., Ltd. (“Beijing Geely Kaisheng”), (v) Beijing Geely Kaisheng is 100% owned by Zhejiang Geely, and (vi) Geely is 91.9% owned by Shufu Li. Therefore, Shufu Li is deemed to have voting and dispositive power with respect to the Class A ADSs directly held by GLY New Mobility 1. LP. Shufu Li disclaims any beneficial ownership of the securities reported by GLY New Mobility 1. LP other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of this Selling Securityholder is 12F H Code, 45 Pottinger St, Central, Hong Kong. The business address of Li Shufu is Room 303, Building 12, No. 980 Mingzhou Road, Xinqi Street, Beilun District, Ningbo, Zhejiang, China.

(49)	Assumes the issuance of 1,115,759 Earn Out Class A Shares to this Selling Securityholder.

(50)

Consists of 19,129,693 Class A ADSs issued to Zibo Financial Holding Group Co. Ltd. (淄博市财金控股集团有限公司) in connection with the liquidation of Parent. Zibo Financial Holding Group Co. Ltd. (淄博市财金控股集团有限公司) is a wholly state-owned enterprise registered in China. Zibo Financial Holding Group Co. Ltd. (淄博市财金控股集团有限公司) has a board of directors of 3 members that makes voting and dispositive decisions with respect to the securities that it holds. The business address of this Selling Securityholder is 19/F Financial Building, No. 228 Renmin West Road, Zhangdian District, Zibo, China.

(51)	Assumes the issuance of 1,562,063 Earn Out Class A Shares to this Selling Securityholder.
(52)

Consists of 828,013,737 Class A ADSs (assuming PSD Investment Limited converts the 828,013,737 Class B ADSs it holds into Class A ADSs) and 828,013,737 Class B ADSs issued to PSD Investment Limited in connection with the liquidation of Parent. PSD Investment Limited is 100% owned by PSD Capital Limited (“PSD Capital”), and PSD Capital is 100% owned by Li Shufu. Since voting and dispositive decisions with respect to the securities held by PSD Investment Limited are ultimately made by Li Shufu, he is deemed to have beneficial ownership over the securities held by PSD Investment Limited. Li Shufu disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. The business address of this Selling Securityholder is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. The business address of Li Shufu is Room 303, Building 12, No. 980 Mingzhou Road, Xinqi Street, Beilun District, Ningbo, Zhejiang, China.

(53)

Assumes the issuance of 67,612,666 Earn Out Class B Shares to this Selling Securityholder and the conversion of all Class B ADSs held by this Selling Securityholder after such earn out share issuance to Class A ADSs.

(54)

Consists of 19,129,693 Class A ADSs issued to Zibo High-tech Industrial Investment Co., Ltd. (淄博高新产业投资有限公司) in connection with the liquidation of Parent. Zibo High-tech State-owned Capital Investment Co., Ltd. (淄博高新国有资本投资有限公司) is the controlling shareholder of, and exert controlling influence over, Zibo High-tech Industrial Investment Co., Ltd. (淄博高新产业投资有限公司). Zibo High-tech State-owned Capital Investment Co., Ltd. (淄博高新国有资本投资有限公司) is a wholly state-owned enterprise registered in China and has a board of directors of 7 members that makes voting and dispositive decisions with respect to the securities that Zibo High-Tech Industrial Investment Co., Ltd. (淄博高新产业投资有限公司 holds. The 7 directors include 4 executive directors and 3 independent Directors. The business address of this Selling Securityholder is No. 2007, Building A, Polymer Materials Park, No. 51 Lutai Avenue, High tech Zone, Zibo, China.

(55)	Assumes the issuance of 1,562,063 Earn Out Class A Shares to this Selling Securityholder.
(56)

Consists of 76,518,769 Class A ADSs issued to Chongqing Chengxing Equity Investment Fund Partnership (重庆承星股权投资基金合伙企业有限合伙) in connection with the liquidation of Parent. Pursuant to the partnership agreement of this Selling Securityholder, the business and affairs of Chongqing Chengxing Equity Investment Fund Partnership (重庆承星股权投资基金合伙企业有限合伙) shall be jointly determined by its general partner, Chongqing Chengyun Enterprise Management Co., Ltd. (重庆承运企业管理有限公司) and its sole limited partner, Chongqing Liangjiang New Area Development & Investment Group Co., Ltd. （重庆两江新区开发投资集团有限公司）. Chongqing Liangjiang Equity Investment Fund Management Co., Ltd. (重庆两江股权投资基金管理有限公司) is the controlling shareholder of, and exerts controlling influence over, Chongqing Chengyun Enterprise Management Co., Ltd. (重庆承运企业管理有限公司). Chongqing Liangjiang Equity Investment Fund

Management Co., Ltd. (重庆两江股权投资基金管理有限公司) is a wholly state-owned enterprise registered in China. Chongqing Liangjiang Equity Investment Fund Management Co., Ltd. (重庆两江股权投资基金管理有限公司) has a management committee of 3 members that makes voting and dispositive decisions with respect to the securities held by Chongqing Chengxing Equity Investment Fund Partnership (重庆承星股权投资基金合伙企业有限合伙). Chongqing Liangjiang New Area Development & Investment Group Co., Ltd. (重庆两江新区开发投资集团有限公司） is a wholly state-owned enterprise registered in China and has a board of directors of 6 members that makes voting and dispositive decisions with respect to the securities held by Chongqing Chengxing Equity Investment Fund Partnership (重庆承星股权投资基金合伙企业有限合伙). The business address of this Selling Securityholder is Floor 5, Block A, Xingguang Mansion, No. 1 Xingguang Avenue, Liangjiang New Area, Chongqing, China.
(57)	Assumes the issuance of 6,248,251 Earn Out Class A Shares to this Selling Securityholder.

And delete the following line items and related footnotes:

	Securities Beneficially Owned Prior to This Offering			Securities to be Sold in This Offering			Securities Beneficially Owned After This Offering
Name of Selling	Class A ADS	Class B ADS	Class C ADS	Class A ADS		Class C ADS	Class A ADS	%	Class C ADS	%
Polestar Automotive Holding Limited(28)	1,937,110,924	1,642,233,575	—	2,095,288,533	(29)	—	—	—	—	—
Snita Holding BV(36)	60,000,000	—	—	60,000,000		—	—	—	—	—

(28)

Consists of 1,937,110,924 Class A ADSs (including 294,877,349 Class A ADSs that were issued to Parent as merger consideration in connection with the Business Combination and 1,642,233,575 Class A ADSs issuable to Parent assuming that Parent elects to convert the 1,642,233,575 Class B ADSs it holds into Class A ADSs) and 1,642,233,575 Class B ADSs that were issued to Parent as merger consideration in connection with the Business Combination. (i) Snita owns 48.75% of Parent, and controls 48.71% voting power of Parent, (ii) PSD Investment Limited (“PSD Investment”) owns 42.74% of Parent, and controls 49.53% of voting power of Parent, (iii) PSINV AB (“PSINV”) owns 0.74% of Parent, and controls 0.86% voting power of Parent. Pursuant to the Shareholder Acknowledgement Agreement, each of the shareholders of Parent can direct Parent to exercise the proportion of its proportion of Parent’s voting rights in the Company that directly corresponds to the proportion of such shareholder’s voting rights in Parent, and that the Class A and Class B shares of Parent are deemed to have and be subject to the corresponding rights, privileges, entitlements, and obligations as each Class A Share and Class B Share, as set out under the Polestar Articles. In addition, the Polestar Articles provides that decisions of the Board is determined by a majority of votes. Accordingly, the Shareholder Acknowledgement Agreement and Articles, taken collectively, indicates that Snita, PSD Investment, and PSINV collectively share the voting power and dispositive power with respect to 100% of the Class A ADSs and Class B ADSs directly held by Parent. The business address of this Selling Securityholder is 12/F, H Code, 45 Pottinger Street, Central, Hong Kong.

(29)

Assumes (i) the issuance of all 134,098,971 Earn Out Class B Shares and all 24,078,638 Earn Out Class A Shares to this Selling Securityholder and (ii) the conversion of all Class B ADSs held by this Selling Securityholder after such earn out share issuances to Class A ADSs.

(36)

Consists of 58,882,610 Class A ADSs issued upon conversion of the Volvo Cars Preference Subscription Shares and 1,117,390 Class A ADSs issued to this Securityholder pursuant to the Volvo Cars PIPE Subscription Agreement. (i) Snita is 100% owned by Volvo Car Corporation (“Volvo Cars”), (ii) Volvo Cars is 100% owned by Volvo Car AB (“VCAB”), (iii) VCAB is 82% owned by Geely Sweden Holdings AB (“Geely Sweden”) and 18% owned by stock exchange investors, (iv) Geely Sweden is 100% owned by

Shanghai Geely, (v) Shanghai Geely is 60.96% owned by Beijing Geely Wanyuan and 39.04% owned by Geely, (vi) Beijing Geely Wanyuan is 100% owned by Beijing Geely Kaisheng, (vii) Beijing Geely Kaisheng is 100% owned by Geely, and (viii) Geely is 91.9% owned by Shufu Li. Reporting Persons that are direct or indirect shareholders of Snita, including Volvo Cars, VCAB, Geely Sweden, Shanghai Geely, Beijing Geely Wanyuan, Beijing Geely Kaisheng, Geely, and Shufu Li have the sole voting and dispositive power with respect to 100% of the Class A ADSs directly held by Snita. (i) Snita owns 48.75% of Parent, and controls 48.71% voting power of Parent, (ii) PSD Investment owns 42.74% of Parent, and controls 49.53% of voting power of Parent, (iii) PSINV owns 0.74% of Parent, and controls 0.86% voting power of Parent. Pursuant to the Shareholder Acknowledgement Agreement, each of the shareholders of Parent can direct Parent to exercise the proportion of its proportion of Parent’s voting rights in the Company that directly corresponds to the proportion of such shareholder’s voting rights in Parent, and that the Class A and Class B Shares of Parent are deemed to have and be subject to the corresponding rights, privileges, entitlements, and obligations as each Class A Share and Class B Share, as set out under the Polestar Articles. In addition, the Polestar Articles provides that decisions of the Board is determined by a majority of votes. Accordingly, the Shareholder Acknowledgement Agreement and Articles, taken collectively, indicates that Snita, PSD Investment, and PSINV collectively share the voting power and dispositive power with respect to 100% of the Class A ADSs and Class B ADSs directly held by Parent. The business address of this Selling Securityholder is Stationsweg 2, Beesd, 4153 RD, Netherlands.

Supplement No. 6 is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Supplement No. 6 from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Supplement No. 6 and any amendments or supplements carefully before you make your investment decision.

Our Class A ADSs and Class C-1 ADSs are listed on the Nasdaq Stock Market LLC (“Nasdaq”), under the trading symbols “PSNY” and “PSNYW,” respectively. On December 19, 2022, the closing price for our Class A ADSs on Nasdaq was $4.71. On December 19, 2022, the closing price for our Class C-1 ADSs on Nasdaq was $1.11.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 14 of the Prospectus before you make an investment in the securities.

Neither the SEC nor any state or foreign securities commission has approved or disapproved of these securities or determined if this Supplement No. 6 or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated December 19, 2022

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